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                                                                    Exhibit 10.2

May 26, 2000

Mr. Peter Rice
16 Leland Road
Westford, Mass 01886

Dear Peter,

We are pleased to extend to you this offer of employment to join Project Software & Development, Inc. (PSDI) as Chief Financial Officer, Vice President Finance and Treasurer. You will serve on the company's Management Committee. This position, with duties and responsibilities as outlined in our discussions, will report to Chip Drapeau, President and CEO.

As discussed, the following departments on a worldwide basis will report to you:
Finance & Accounting, Contracts, Order Administration and Production and Distribution, Information Technology and Corporate Development. We look forward to your contribution to their continued success.

COMPENSATION

Your starting salary will be $200,000 per year and you will be paid semi-monthly on the 15th and last working day of the month. As a member of the Management Committee of PSDI you are eligible to participate in the fiscal year 2000 Executive Bonus Plan. This plan is based upon revenue, net income, share price appreciation and individual goals. A copy of the plan is attached. Under the plan, you are eligible to receive an on target annualized cash bonus equal to 100% of your base salary which will provide total annualized earnings at plan of $400,000. Our quotation of an annual rate of pay is merely for convenience and does not imply employment for a year or any other period of time.

EQUITY

We will recommend to the Compensation Committee of the Board of Directors that you be granted an incentive stock option of 102,000 shares of common stock of PSDI at the fair market value on the date of the grant. Our options vest yearly, in equal increments over a four (4) year period beginning one year from the date of the grant, and will be subject to the terms and conditions of the 1999 Equity Incentive Plan as amended. Additional grants may be given at the discretion of the Board and will be based on your performance and the total number of shares available for grants.

SIGN-ON BONUS

In addition to salary, PSDI will provide to you a sign-on bonus of $20,000. This bonus will be paid upon the commencement of your employment. If within one year from your date of hire you voluntarily resign, or if you are terminated for cause, the sign-on bonus amount will be owed to PSDI. This would include withholding any monies owed to you including salary, bonus, expenses or accrued vacation. Please be aware that the bonus amount is viewed as income by the IRS and will be treated accordingly.


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BENEFITS

As an employee of the company you will be eligible to participate in our benefits package which includes medical, dental, life and disability plans, as well as a 401(k) plan, paid vacation and holidays. A summary of our complete package is included with this letter. This coverage may be modified from time to time at the company's discretion.

Enclosed is a Citizen Information Form (I-9) which must be completed in order to comply with federal immigration law. Please complete the form and bring the required documents with you on your first day. Enclosed is the Proprietary Information and Inventions Agreement. Please review and let me know if you have any questions. You should complete and return this with your signed offer letter.

Based on our discussion, we would expect that you start employment on June 29, 2000 and be in the office on both June 29, 2000 and June 30, 2000. You will be taking time off for the next three weeks and return to work on Monday July 24, 2000.

It is understood that you are not being offered employment for a definite period of time and that either you or the company may terminate the employment relationship at any time and for any reason without prior notice. As an Executive Officer on the Management Committee, you would be eligible for severance pay according to the terms of the plan; a copy of which is attached.

Peter, we are confident that you will find this opportunity to be rewarding both personally and professionally and look forward to your acceptance of this offer.

Please acknowledge your acceptance by signing below and returning one copy to me at the above address.

Please feel free to call me if you have any questions or need further assistance.

Sincerely,

PROJECT SOFTWARE & DEVELOPMENT, INC.



Bob Clancy
Vice President, Human Resources

Enclosures

I accept the terms of the offer of employment stated above:



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         Peter Rice                                          Date

Start Date:
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